As filed with the Securities and Exchange Commission on March 12, 2025

Registration No. 333-265145

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-8 Registration Statement No. 333-265145
UNDER
THE SECURITIES ACT OF 1933

ASPEN TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-3100817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ASPEN TECHNOLOGY, INC.
20 Crosby Drive
Bedford, MA 01730
(Address of Principal Executive Offices) (Zip Code)

2022 Employee Stock Purchase Plan
2022 Omnibus Incentive Plan
(Full Titles of the Plans)

John Sperino
Vice President and Secretary
8027 Forsyth Blvd.
St. Louis, MO 63105
(314) 553-1026
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, which relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Aspen Technology, Inc. (the “Registrant”), is being filed to terminate all offerings under the Registration Statement and to withdraw and remove from registration the shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”), that had been registered under such Registration Statement, together with any and all plan interests and other securities registered thereunder:

•
Registration Statement on Form S-8 (No. 333-265145) previously filed by the Registrant with the Securities and Exchange Commission on May 23, 2022, to register (a) 179,082 Shares issuable in connection with the 2022 Employee Stock Purchase Plan, (b) 4,564,508 Shares issuable in connection with the 2022 Omnibus Incentive Plan and (c) 1,917,282 Shares issuable in connection with the Rollover Awards (as defined in the Registration Statement).

Effective March 12, 2025, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of January 26, 2025, among the Registrant, Emerson Electric Co., a Missouri corporation (“Parent”), and Emersub CXV, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Bedford, Massachusetts, on March 12, 2025.

Aspen Technology, Inc. (Registrant)

By:	/s/ Vincent M. Servello
	Name:	Vincent M. Servello
	Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.